Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Oct. 26, 2010

Tellabs earnings per share double as revenue rises 10% year-over-year

International revenue increases 14% year-over-year

Naperville, Ill. — Tellabs’ third-quarter 2010 revenue totaled $429 million, up 10% from $389 million in the third quarter of 2009. International revenue was $132 million, up 14% from a year ago.

On a GAAP basis, Tellabs earned 15 cents per share in the third quarter of 2010, up from 7 cents per share in the year-ago quarter. Third-quarter 2010 GAAP net earnings were $57 million, compared with $29 million in the year-ago quarter.

On a non-GAAP basis, Tellabs earned 16 cents per basic share and 15 cents per diluted share in the third quarter of 2010, compared with 7 cents per share in the year-ago quarter. Non-GAAP net earnings were $59 million in the third quarter of 2010, compared with $28 million in the third quarter of 2009. Non-GAAP results for the third quarter of 2010 exclude pretax charges of $13.5 million, including $7.4 million or 1.3 cents per share in equity-based compensation expense.

Tellabs’ GAAP gross profit margin was 50.2% in the third quarter of 2010, compared with 41.7% in the year-ago quarter. Tellabs generated $74.3 million in cash from operations during the quarter.

“Tellabs is generating profitable revenue by enabling customers to power the smart mobile Internet,” said Rob Pullen, Tellabs president and chief executive officer. “It’s early in the game for mobile Internet, and user demand for smartphones, tablets and mobile data is very strong.”

For the third quarter of 2010, Broadband segment revenue was $199 million, down 3% from the year-ago quarter. Transport segment revenue was $170 million, up 33%. Services segment revenue was $60 million, up 9%.

Share Repurchase — Under previously announced share repurchase plans, during the third quarter of 2010 Tellabs repurchased approximately 15.6 million shares at a cost of $111 million. Over the past 5 years, Tellabs has repurchased more than 25% of its shares outstanding. Approximately $275 million currently remains under a previously authorized share repurchase program. Tellabs plans to continue returning capital to stockholders through dividends and share repurchases.

Fourth-Quarter 2010 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below.

Tellabs expects fourth-quarter revenue to be in the range of $410 million to $430 million, up from $389 million in the fourth quarter of 2009. Tellabs expects fourth-quarter gross margin to be 44%, plus or minus 1 or 2 points, depending on product mix. Tellabs expects fourth-quarter 2010 non-GAAP operating expenses to be in the mid-to-high $140 millions. Tellabs’ expected fourth-quarter non-GAAP operating expenses exclude approximately $6 million in equity-based compensation expense. The fourth-quarter non-GAAP tax rate will be about 32%.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its third-quarter results and provide its outlook for the fourth quarter of 2010. Internet users can hear a simultaneous webcast of the teleconference at http://www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until 10:30 p.m. Central Daylight Time on Thursday, Oct. 28, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 15787573. A podcast of the call will be available at http://www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs innovations enable the mobile Internet and help our customers succeed. That’s why 44 of the top 50 global communications service providers choose our mobile, optical, business and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: customer concentration; the competitive landscape, including pricing and margin pressures, and the response of customers and competitors; industry consolidation; the integration of a new business; the introduction of new products; the entrance into new markets; the ability to secure necessary resources; the ability to realize anticipated savings under our cost-reduction initiatives; overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry; and other factors as more fully described in our Annual Report on Form 10-K for the year ended January 1, 2010, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

Media Contact: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

Investor Contact: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Third Quarter		Nine Months
In millions, except per-share data	10/1/10	10/2/09	10/1/10	10/2/09
Revenue
Products	$368.7	$333.8	$1,049.5	$970.8
Services	60.5	55.5	182.1	165.6

Total revenue	429.2	389.3	1,231.6	1,136.4

Cost of Revenue
Products	175.3	191.1	476.6	538.7
Services	38.6	35.9	121.2	108.1

Total cost of revenue	213.9	227.0	597.8	646.8

Gross Profit	215.3	162.3	633.8	489.6

Gross profit as a percentage of revenue	50.2%	41.7%	51.5%	43.1%

Gross profit as a percentage of revenue - products	52.5%	42.8%	54.6%	44.5%
Gross profit as a percentage of revenue - services	36.2%	35.3%	33.4%	34.7%

Operating Expenses
Research and development	76.3	65.8	216.8	201.6
Sales and marketing	43.5	40.6	132.5	123.9
General and administrative	24.0	24.5	73.7	76.6
Intangible asset amortization	6.1	6.0	20.9	18.0
Restructuring and other charges	—	0.3	9.5	11.1

Total operating expenses	149.9	137.2	453.4	431.2

Operating Earnings	65.4	25.1	180.4	58.4

Operating earnings as a percentage of revenue	15.2%	6.4%	14.6%	5.1%

Other Income
Interest income, net	2.4	3.9	9.4	14.8
Other income, net	4.8	1.3	9.6	1.3

Total other income	7.2	5.2	19.0	16.1

Earnings Before Income Tax	72.6	30.3	199.4	74.5
Income tax expense	(16.1)	(1.0)	(32.9)	(23.0)

Net Earnings	$56.5	$29.3	$166.5	$51.5

Weighted Average Shares Outstanding
Basic	376.3	392.3	382.1	394.8

Diluted	379.8	394.2	386.7	396.1

Net Earnings Per Share
Basic	$0.15	$0.07	$0.44	$0.13

Diluted	$0.15	$0.07	$0.43	$0.13

Cash Dividends Per Share	$0.02	$—	$0.06	$—

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	10/1/10	1/1/10
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$286.2	$154.0
Investments in marketable securities	883.7	950.8

Total cash, cash equivalents and marketable securities	1,169.9	1,104.8

Other marketable securities	231.4	252.8
Accounts receivable, net of allowances of $1.4 and $1.4	341.9	334.2
Inventories
Raw materials	27.4	24.0
Work in process	0.6	3.8
Finished goods	114.1	99.9

Total inventories	142.1	127.7
Income taxes	24.2	24.2
Miscellaneous receivables and other current assets	43.5	54.4

Total Current Assets	1,953.0	1,898.1

Property, Plant and Equipment
Land	20.9	21.2
Buildings and improvements	199.2	199.6
Equipment	423.6	415.9

Total property, plant and equipment	643.7	636.7
Accumulated depreciation	(383.7)	(366.1)

Property, plant and equipment, net	260.0	270.6
Goodwill	205.0	207.2
Intangible Assets, Net of Amortization	102.3	123.2
Other Assets	127.7	123.7

Total Assets	$2,648.0	$2,622.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$74.8	$71.5
Accrued compensation	89.3	82.0
Restructuring and other charges	9.7	9.8
Income taxes	96.7	80.8
Loan related to other marketable securities	231.4	252.8
Deferred revenue	51.7	31.3
Other accrued liabilities	75.8	81.2

Total Current Liabilities	629.4	609.4

Long-Term Restructuring Liabilities	3.6	7.2
Income Taxes	27.3	41.9
Other Long-Term Liabilities	49.9	49.4

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
501,129,114 and 497,734,039 shares issued	5.0	5.0
Additional paid-in capital	1,540.4	1,511.2
Treasury stock, at cost: 131,577,218 and 113,457,637 shares	(1,170.5)	(1,037.9)
Retained earnings	1,440.4	1,296.8
Accumulated other comprehensive income	122.5	139.8

Total Stockholders’ Equity	1,937.8	1,914.9

Total Liabilities and Stockholders’ Equity	$2,648.0	$2,622.8

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months
In millions	10/1/10	10/2/09
Operating Activities
Net earnings	$166.5	$51.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	57.5	55.6
Loss on disposal of property, plant and equipment	—	0.5
Equity-based compensation	20.7	15.8
Deferred income taxes	11.1	13.7
Restructuring and other charges	9.5	11.1
Net changes in assets and liabilities:
Accounts receivable	(12.8)	18.1
Inventories	(14.9)	56.3
Miscellaneous receivables and other current assets	6.3	5.1
Other assets	(3.5)	1.5
Accounts payable	3.1	(29.3)
Restructuring and other charges	(10.4)	(17.5)
Deferred revenue	19.9	7.9
Other accrued liabilities	2.9	(3.9)
Income taxes	(8.5)	(12.8)
Other long-term liabilities	0.3	0.4

Net Cash Provided by Operating Activities	247.7	174.0

Investing Activities
Capital expenditures	(31.1)	(24.9)
Proceeds on disposals of property, plant and equipment	—	0.5
Payments for purchases of investments	(1,970.1)	(947.8)
Proceeds from sales and maturities of investments	2,033.3	798.0

Net Cash Provided by (Used for) Investing Activities	32.1	(174.2)

Financing Activities
Proceeds from issuance of common stock under stock plans	7.1	1.5
Repurchase of common stock	(132.6)	(63.5)
Dividends paid	(22.9)	—

Net Cash Used for Financing Activities	(148.4)	(62.0)

Effect of Exchange Rate Changes on Cash	0.8	8.8

Net Increase (Decrease) in Cash and Cash Equivalents	132.2	(53.4)
Cash and Cash Equivalents - Beginning of Year	154.0	376.1

Cash and Cash Equivalents - End of Period	$286.2	$322.7

RESULTS OF OPERATIONS

We operate in three business segments: Broadband, Transport and Services. For the third quarter of 2010, revenue grew to $429.2 million, up 10.2% from $389.3 million in the third quarter of 2009. For the first nine months of 2010, revenue grew to $1,231.6 million, up 8.4% from $1,136.4 million in the first nine months of 2009. In the three-month period, increased revenue in the Transport and Services segments offset lower revenue in the Broadband segment. In the nine-month period, revenue increased in all three business segments.

Consolidated gross profit margin in the third quarter of 2010 grew to 50.2%, up 8.5 percentage points from 41.7% in the year-ago quarter. For the first nine months of 2010, consolidated gross margin grew to 51.5%, up 8.4 percentage points from 43.1% in the comparable period of 2009. Products gross margins increased in both periods. Services gross margins improved in the three-month period and were slightly lower in the nine-month period.

Operating expenses in the third quarter of 2010 were $149.9 million, compared with $137.2 million in the year-ago quarter. For the first nine months of 2010, operating expenses were $453.4 million, compared with $431.2 million in the comparable period of 2009.

Operating income in the third quarter of 2010 grew to $65.4 million, up $40.3 million from $25.1 million in the year-ago quarter. For the first nine months of 2010, operating income grew to $180.4 million, up $122.0 million from $58.4 million in the comparable period of 2009.

Net earnings for the third quarter of 2010 grew to $56.5 million or $0.15 per share (basic and diluted), up $27.2 million from $29.3 million or $0.07 per share (basic and diluted) in the year-ago quarter. Net earnings for the first nine months of 2010 grew to $166.5 million or $0.44 per basic share and $0.43 per diluted share from $51.5 million or $0.13 per share (basic and diluted) in the comparable period of 2009.

Revenue (in millions)

	Third Quarter			Nine Months
	2010	2009	Change	2010	2009	Change
Products	$368.7	$333.8	10.5%	$1,049.5	$970.8	8.1%
Services	60.5	55.5	9.0%	182.1	165.6	10.0%

Total revenue	$429.2	$389.3	10.2%	$1,231.6	$1,136.4	8.4%

Products and Services revenue grew year-over-year in both the three-month and nine-month periods.

On a geographic basis, revenue from customers in North America (United States and Canada) grew to $297.6 million (or 69% of total revenue) in the third quarter of 2010, up 8.9% from $273.4 million (or 70% of total revenue) in the year-ago quarter. For the first nine months of 2010, North America revenue grew to $902.3 million (or 73% of total revenue), up 20.3% from $749.9 million (or 66% of total revenue) in the year-ago period. The increased revenue in both periods was driven primarily by a North American carrier that uses our data and transport products to expand mobile-network capacity.

Revenue from customers outside North America grew to $131.6 million (or 31% of total revenue) in the third quarter of 2010, up 13.5% from $115.9 million (or 30% of total revenue) in the year-ago quarter. For the first nine months of 2010, revenue from customers outside North America was $329.3 million (or 27% of total revenue), compared with $386.5 million (or 34% of total revenue) in the year-ago period. The increase in the three-month period was primarily driven by higher revenue from optical transport systems in the Europe, Middle East and Africa region. The decline in the nine-month period was primarily driven by lower managed access and data products revenue.

In the third quarter of 2010, revenue from our growth portfolio (the Tellabs® 6300 Managed Transport System, the Tellabs® 7100 Optical Transport System, the Tellabs® 7300 Metro Ethernet Switching Series, the Tellabs® 8600 Managed Edge System, the Tellabs® 8800 Multiservice Router Series, the Tellabs® SmartCore™ 9100 Platform, and professional services) grew to $223.8 million (or 52% of total revenue), up 26.9% from $176.3 million (or 45% of total revenue) in the year-ago quarter. Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 Managed Access System, the Tellabs® 8000 Intelligent Network Manager, the Tellabs® 3000 Series of voice-enhancement products, the Tellabs Access products and deployment, training and support services) accounted for the balance of the third-quarter revenue.

For the first nine months of 2010, growth portfolio revenue grew to $682.6 million (or 55% of total revenue), up 31.8% from $517.9 million (or 46% of total revenue) in 2009. The balance of our revenue came from our core portfolio, which contributed $549.0 million of revenue in the first nine months of 2010, compared with $618.5 million in the comparable period of 2009.

Gross Margin

	Third Quarter			Nine Months
	2010	2009	% Point Change	2010	2009	% Point Change
Products	52.5%	42.8%	9.7	54.6%	44.5%	10.1
Services	36.2%	35.3%	0.9	33.4%	34.7%	(1.3)
Consolidated	50.2%	41.7%	8.5	51.5%	43.1%	8.4

The increase in products gross margin for both time periods was primarily the result of higher revenue from Transport and data products, which carry gross margins above corporate average, and lower revenue from access products, which carry gross margins below corporate average. The increase in services gross margin for the three-month period is due to the higher overall level of services revenue. The decline in services gross margin for the nine-month period is due to a higher mix of revenue from deployment services, which carry gross margins lower than the overall services average.

Operating Expenses (in millions)

	Third Quarter			Percent of Revenue
	2010	2009	Change	2010	2009
Research and development	$76.3	$65.8	$10.5	17.8%	16.9%
Sales and marketing	43.5	40.6	2.9	10.1%	10.4%
General and administrative	24.0	24.5	(0.5)	5.6%	6.3%

Subtotal	143.8	130.9	12.9	33.5%	33.6%

Intangible asset amortization	6.1	6.0	0.1
Restructuring and other charges	—	0.3	(0.3)

Total operating expenses	$149.9	$137.2	$12.7

	Nine Months			Percent of Revenue
	2010	2009	Change	2010	2009
Research and development	$216.8	$201.6	$15.2	17.6%	17.7%
Sales and marketing	132.5	123.9	8.6	10.8%	10.9%
General and administrative	73.7	76.6	(2.9)	6.0%	6.7%

Subtotal	423.0	402.1	20.9	34.3%	35.4%

Intangible asset amortization	20.9	18.0	2.9
Restructuring and other charges	9.5	11.1	(1.6)

Total operating expenses	$453.4	$431.2	$22.2

Operating expenses increased during the third quarter and the first nine months of 2010, compared with the year-ago periods, due primarily to higher research and development as well as sales and marketing costs associated with our acquisition of WiChorus, Inc. in December 2009. Restructuring and other charges of $9.5 million for the first nine months of 2010 are primarily due to severance, facility- and asset-related charges.

Other Income (in millions)

	Third Quarter			Nine Months
	2010	2009	Change	2010	2009	Change
Interest income, net	$2.4	$3.9	$(1.5)	$9.4	$14.8	$(5.4)
Other income, net	4.8	1.3	3.5	9.6	1.3	8.3

Total other income	$7.2	$5.2	$2.0	$19.0	$16.1	$2.9

Interest income, net, declined due to lower yields during the third quarter and the first nine months of 2010, compared with the year-ago periods. Other income, net, increased in the third quarter and the first nine months of 2010, compared with the year-ago periods, primarily due to higher realized gains on sales of marketable securities.

Income Taxes

In the third quarter of 2010, income tax expense was $16.1 million, compared with $1.0 million in the year-ago quarter. Income tax expense increased due to an increase in tax on higher pretax earnings offset by a benefit of $8.5 million from the recognition of net operating loss, capital loss and tax credit carryforwards that had previously been offset by a valuation allowance. Tax expense for the quarter includes a benefit of $3.0 million, compared with $6.8 million in the year-ago quarter, from the release of tax accruals that are no longer required due to the settlement of audits or the expiration of a statute of limitations.

In the first nine months of 2010, income tax expense was $32.9 million, compared with $23.0 million in the comparable period of 2009. Income tax expense increased due to an increase in tax on higher pretax earnings offset by a benefit of $23.5 million from the recognition of net operating loss, capital loss and tax credit carryforwards that had previously been offset by a valuation allowance. Tax expense for the first nine months of 2010 includes a benefit of $16.9 million, compared with $7.0 million in the comparable period of 2009, from the release of tax accruals that are no longer required due to the settlement of audits or an expiration of a statute of limitations.

Segments

Segment Revenue (in millions)

	Third Quarter			Nine Months
	2010	2009	Change	2010	2009	Change

Broadband	$198.9	$205.9	(3.4)%	$618.8	$594.4	4.1%
Transport	169.8	127.9	32.8%	430.7	376.4	14.4%
Services	60.5	55.5	9.0%	182.1	165.6	10.0%

Total revenue	$429.2	$389.3	10.2%	$1,231.6	$1,136.4	8.4%

Segment Profit* (in millions)

	Third Quarter			Nine Months
	2010	2009	Change	2010	2009	Change

Broadband	$48.6	$49.6	(2.0)%	$195.5	$141.3	38.4%
Transport	71.4	28.8	147.9%	168.6	94.9	77.7%
Services	22.5	20.0	12.5%	62.6	59.2	5.7%

Total segment profit	$142.5	$98.4	44.8%	$426.7	$295.4	44.4%

* We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

Broadband

Revenue

Revenue from the Broadband segment was $198.9 million in the third quarter of 2010, compared with $205.9 million in the year-ago quarter. For the first nine months of 2010, Broadband segment revenue was $618.8 million, up 4.1% from $594.4 million in the comparable period of 2009. The Broadband segment includes data products, managed access products and access products. In the three-month period, lower revenue from access and managed access products offset increased revenue from data products. In the nine-month period, increased revenue from data products offset lower revenue from access and managed access products.

Data product revenue grew to $110.7 million in the third quarter of 2010, up 35.2% from $81.9 million in the year-ago quarter. For the first nine months of 2010, data revenue grew to $400.3 million, up 59.2% from $251.5 million in the comparable period of 2009. We are participating in large network builds in North America and internationally. The increase in data revenue during both periods was driven primarily by a North American carrier that is expanding mobile-network capacity.

Access revenue was $58.0 million in the third quarter of 2010, compared with $86.1 million in the year-ago quarter. For the first nine months of 2010, access revenue was $128.5 million, compared with $218.7 million in the comparable period of 2009. Access revenue declined in both periods as several key customers transitioned to alternate network architectures.

Managed access revenue was $30.2 million in the third quarter of 2010, compared with $37.9 million in the year-ago quarter. For the first nine months of 2010, managed access revenue was $90.0 million, compared with $124.2 million in the comparable period of 2009. Revenue from both managed access systems and SDH transport systems declined in both periods as customers around the world continued to migrate to Internet Protocol (IP) and Ethernet data products.

Segment Profit

Broadband segment profit was $48.6 million in the third quarter of 2010, compared with $49.6 million in the year-ago quarter. For the first nine months of 2010, Broadband segment profit was $195.5 million, up 38.4% from $141.3 million in the comparable period of 2009. The slight decline in segment profit for the three-month period was driven by lower managed access revenue and higher research and development spending for data products, which was almost entirely offset by higher data product revenue. The increase in segment profit for the nine-month period was driven by the higher level of data revenue, which was partially offset by the lower level of managed access and access product revenue and higher research and development expenses for data products.

Transport

Revenue

Revenue from the Transport segment grew to $169.8 million in the third quarter of 2010, up 32.8% from $127.9 million in the year-ago quarter. For the first nine months of 2010, Transport segment revenue grew to $430.7 million, up 14.4% from $376.4 million in the comparable period of 2009. Revenue from both digital cross-connect and optical transport systems increased in both periods.

Segment Profit

Transport segment profit grew to $71.4 million in the third quarter of 2010, up 147.9% from $28.8 million in the year-ago quarter. Segment profit for the first nine months of 2010 grew to $168.6 million, up 77.7% from $94.9 million in the comparable period of 2009. The increase in segment profit for both periods was driven primarily by the higher level of revenue from digital cross-connect and optical transport systems and improved profitability of optical transport systems.

Services

Revenue

Revenue from the Services segment grew to $60.5 million in the third quarter of 2010, up 9.0% from $55.5 million in the year-ago quarter. For the first nine months of 2010, Services segment revenue grew to $182.1 million, up 10.0% from $165.6 million in the comparable period of 2009. The increase in both periods was driven primarily by the higher level of deployment and professional services revenue.

Segment Profit

Services segment profit grew to $22.5 million in the third quarter of 2010, up 12.5% from $20.0 million in the year-ago quarter. For the first nine months of 2010, Services segment profit grew to $62.6 million, up 5.7% from $59.2 million in the comparable period of 2009. The increase in segment profit for both periods was driven by the higher overall revenue levels.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $1,169.9 million as of October 1, 2010, which decreased by $24.5 million during the quarter and increased by $65.1 million since year-end 2009. The increase in cash, cash equivalents and marketable securities for the first nine months of 2010 reflects $247.7 million in cash generated from operating activities, partially offset by cash used to repurchase our common stock, distributions of cash dividends and normal capital expenditures.

During the third quarter of 2010, we distributed $7.5 million to our stockholders through our quarterly cash dividend. During the first nine months of 2010, we distributed $22.9 million through our quarterly cash dividends. In addition, we repurchased 15.6 million shares of common stock at a cost of $111.0 million during the third quarter of 2010. For the first nine months of 2010, we repurchased 17.5 million shares of common stock at a cost of $127.9 million. We provide no assurances as to future repurchases of common stock or declarations or payments of cash dividends.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect its duration, credit structure and future income.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, our geographic revenue split and the split between our growth and core portfolios.

Comparing our third-quarter 2010 results with the second quarter of 2010:

During the third quarter of 2010, total revenue grew to $429.2 million, up 1.5% from $422.7 million in the prior quarter. On a sequential basis, revenue growth in the Transport segment offset lower revenue in the Broadband segment and essentially flat revenue in the Services segment. Revenue concentration from our major customers decreased in the third quarter of 2010, compared with the prior quarter.

Total Broadband revenue for the third quarter of 2010 was $198.9 million, compared with $228.6 million in the prior quarter.

Within the Broadband segment, data revenue was $110.7 million, compared with $158.7 million in the prior quarter, as lower revenue in North America offset increased revenue in other geographies. Access revenue grew to $58.0 million, up 43.6% from $40.4 million in the prior quarter, driven primarily by an anticipated increase in revenue from single family optical-network terminating (ONT) units. Managed access revenue grew to $30.2 million, up 2.4% compared with $29.5 million, as increased revenue from SDH transport systems offset lower revenue from managed access systems. Broadband segment profit for the third quarter of 2010, driven by lower revenue from data products, was $48.6 million, compared with $86.0 million in the prior quarter.

Transport segment revenue for the third quarter of 2010 grew to $169.8 million, up 27.5% from $133.2 million in the prior quarter on higher revenue from both optical transport and digital cross-connect systems. Transport segment profit for the third quarter of 2010, driven by increased digital cross-connect and optical transport systems revenue, grew to $71.4 million, up 37.8% from $51.8 million in the prior quarter.

Services segment revenue for the third quarter of 2010 was $60.5 million, compared with $60.9 million in the prior quarter. Services segment profit for the third quarter of 2010, driven by lower costs, grew to $22.5 million, up 9.2% from $20.6 million in the prior quarter.

North American revenue for the third quarter of 2010 was $297.6 million (or 69% of total revenue) compared with $330.2 million (or 78% of total revenue) in the prior quarter. Outside North America, revenue in the third quarter of 2010 grew to $131.6 million (or 31% of total revenue), up 42.3% compared with $92.5 million (or 22% of total revenue) in the prior quarter.

Growth portfolio revenue for the third quarter of 2010 was $223.8 million (or 52% of total revenue) compared with $243.9 million (or 58% of total revenue) in the prior quarter. In the third quarter of 2010, core portfolio revenue grew to $205.4 million (or 48% of total revenue), up 14.9% from $178.8 million (or 42% of total revenue) in the prior quarter.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Comparing our third-quarter 2010 results with the second quarter of 2010:

Non-GAAP gross profit margin for the third quarter of 2010 was 50.5%, down 3.3 percentage points from 53.8% in the prior quarter. The decrease in gross margin was driven primarily by the lower level of data revenue. Increased revenue from lower-margin access and optical transport products was more than offset by increased revenue from higher-margin digital cross-connect and SDH transport systems and improved Services gross margin.

Non-GAAP operating expenses for the third quarter of 2010, driven by higher research and development spending, were $137.6 million, compared with $133.7 million in the prior quarter.

We calculate a separate tax expense and effective tax rate for GAAP and non-GAAP purposes. For the third quarter of 2010, for non-GAAP purposes, we used a 32.0% effective tax rate which represents our projected, long-term effective tax rate on non-GAAP pretax earnings.

Driven primarily by the overall decrease in revenue and gross margin from data products and higher operating expenses, non-GAAP net earnings were $58.5 million or $0.16 per basic share and $0.15 per diluted share, compared with $67.1 million or $0.17 per share (basic and diluted) in the prior quarter.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Third Quarter 2010			Third Quarter 2009
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$368.7	$—	$368.7	$333.8	$—	$333.8
Services	60.5	—	60.5	55.5	—	55.5

Total revenue	429.2	—	429.2	389.3	—	389.3

Cost of Revenue
Products (a)	175.3	(0.6)	174.7	191.1	(0.3)	190.8
Services (a)	38.6	(0.6)	38.0	35.9	(0.5)	35.4

Total cost of revenue	213.9	(1.2)	212.7	227.0	(0.8)	226.2

Gross Profit	215.3	1.2	216.5	162.3	0.8	163.1

Gross profit as a percentage of revenue	50.2%	0.3%	50.5%	41.7%	0.2%	41.9%

Gross profit as a percentage of revenue - products	52.5%	0.1%	52.6%	42.8%	0.0%	42.8%
Gross profit as a percentage of revenue - services	36.2%	1.0%	37.2%	35.3%	0.9%	36.2%

Operating Expenses
Research and development (a)	76.3	(2.3)	74.0	65.8	(1.1)	64.7
Sales and marketing (a)	43.5	(1.4)	42.1	40.6	(0.9)	39.7
General and administrative (a)	24.0	(2.5)	21.5	24.5	(1.7)	22.8
Intangible asset amortization (b)	6.1	(6.1)	—	6.0	(6.0)	—
Restructuring and other charges (c)	—	—	—	0.3	(0.3)	—

Total operating expenses	149.9	(12.3)	137.6	137.2	(10.0)	127.2

Operating Earnings	65.4	13.5	78.9	25.1	10.8	35.9

Operating earnings as a percentage of revenue	15.2%	3.1%	18.4%	6.4%	2.8%	9.2%

Other Income
Interest income, net	2.4	—	2.4	3.9	—	3.9
Other income, net	4.8	—	4.8	1.3	—	1.3

Total other income	7.2	—	7.2	5.2	—	5.2

Earnings Before Income Tax	72.6	13.5	86.1	30.3	10.8	41.1
Income tax expense (d)	(16.1)	(11.5)	(27.6)	(1.0)	(11.9)	(12.9)

Net Earnings	$56.5	$2.0	$58.5	$29.3	$(1.1)	$28.2

Weighted Average Shares Outstanding
Basic	376.3		376.3	392.3		392.3

Diluted	379.8		379.8	394.2		394.2

Net Earnings Per Share
Basic	$0.15	$0.01	$0.16	$0.07	$—	$0.07

Diluted	$0.15	$—	$0.15	$0.07	$—	$0.07

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Nine Months 2010			Nine Months 2009
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$1,049.5	$—	$1,049.5	$970.8	$—	$970.8
Services	182.1	—	182.1	165.6	—	165.6

Total revenue	1,231.6	—	1,231.6	1,136.4	—	1,136.4

Cost of Revenue
Products (a)	476.6	(1.6)	475.0	538.7	(1.3)	537.4
Services (a)	121.2	(1.7)	119.5	108.1	(1.7)	106.4

Total cost of revenue	597.8	(3.3)	594.5	646.8	(3.0)	643.8

Gross Profit	633.8	3.3	637.1	489.6	3.0	492.6

Gross profit as a percentage of revenue	51.5%	0.2%	51.7%	43.1%	0.2%	43.3%

Gross profit as a percentage of revenue - products	54.6%	0.1%	54.7%	44.5%	0.1%	44.6%
Gross profit as a percentage of revenue - services	33.4%	1.0%	34.4%	34.7%	1.0%	35.7%

Operating Expenses
Research and development (a)	216.8	(6.4)	210.4	201.6	(4.4)	197.2
Sales and marketing (a)	132.5	(3.9)	128.6	123.9	(3.2)	120.7
General and administrative (a)	73.7	(6.9)	66.8	76.6	(5.0)	71.6
Intangible asset amortization (b)	20.9	(20.9)	—	18.0	(18.0)	—
Restructuring and other charges (c)	9.5	(9.5)	—	11.1	(11.1)	—

Total operating expenses	453.4	(47.6)	405.8	431.2	(41.7)	389.5

Operating Earnings	180.4	50.9	231.3	58.4	44.7	103.1

Operating earnings as a percentage of revenue	14.6%	4.1%	18.8%	5.1%	3.9%	9.1%

Other Income
Interest income, net	9.4	—	9.4	14.8	—	14.8
Other income, net	9.6	—	9.6	1.3	—	1.3

Total other income	19.0	—	19.0	16.1	—	16.1

Earnings Before Income Tax	199.4	50.9	250.3	74.5	44.7	119.2
Income tax expense (d)	(32.9)	(47.2)	(80.1)	(23.0)	(13.0)	(36.0)

Net Earnings	$166.5	$3.7	$170.2	$51.5	$31.7	$83.2

Weighted Average Shares Outstanding
Basic	382.1		382.1	394.8		394.8

Diluted	386.7		386.7	396.1		396.1

Net Earnings Per Share
Basic	$0.44	$0.01	$0.45	$0.13	$0.08	$0.21

Diluted	$0.43	$0.01	$0.44	$0.13	$0.08	$0.21

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Third Quarter 2010			Second Quarter 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$368.7	$—	$368.7	$361.8	$—	$361.8
Services	60.5	—	60.5	60.9	—	60.9

Total revenue	429.2	—	429.2	422.7	—	422.7

Cost of Revenue
Products (a)	175.3	(0.6)	174.7	155.7	(0.6)	155.1
Services (a)	38.6	(0.6)	38.0	40.9	(0.6)	40.3

Total cost of revenue	213.9	(1.2)	212.7	196.6	(1.2)	195.4

Gross Profit	215.3	1.2	216.5	226.1	1.2	227.3

Gross profit as a percentage of revenue	50.2%	0.3%	50.5%	53.5%	0.3%	53.8%

Gross profit as a percentage of revenue - products	52.5%	0.1%	52.6%	57.0%	0.1%	57.1%
Gross profit as a percentage of revenue - services	36.2%	1.0%	37.2%	32.8%	1.0%	33.8%

Operating Expenses
Research and development (a)	76.3	(2.3)	74.0	71.3	(2.4)	68.9
Sales and marketing (a)	43.5	(1.4)	42.1	43.8	(1.4)	42.4
General and administrative (a)	24.0	(2.5)	21.5	24.9	(2.5)	22.4
Intangible asset amortization (b)	6.1	(6.1)	—	7.4	(7.4)	—
Restructuring and other charges (c)	—	—	—	(0.5)	0.5	—

Total operating expenses	149.9	(12.3)	137.6	146.9	(13.2)	133.7

Operating Earnings	65.4	13.5	78.9	79.2	14.4	93.6

Operating earnings as a percentage of revenue	15.2%	3.1%	18.4%	18.7%	3.4%	22.1%

Other Income
Interest income, net	2.4	—	2.4	3.0	—	3.0
Other income, net	4.8	—	4.8	2.1	—	2.1

Total other income	7.2	—	7.2	5.1	—	5.1

Earnings Before Income Tax	72.6	13.5	86.1	84.3	14.4	98.7
Income tax expense (d)	(16.1)	(11.5)	(27.6)	(20.2)	(11.4)	(31.6)

Net Earnings	$56.5	$2.0	$58.5	$64.1	$3.0	$67.1

Weighted Average Shares Outstanding
Basic	376.3		376.3	385.4		385.4

Diluted	379.8		379.8	389.9		389.9

Net Earnings Per Share
Basic	$0.15	$0.01	$0.16	$0.17	$—	$0.17

Diluted	$0.15	$—	$0.15	$0.16	$0.01	$0.17

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our fundamental operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For 2010, for non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income. For the third quarter and the first nine months of 2009, our tax adjustments take into account the impact of (i) the effect on our global effective tax rate across multiple jurisdictions at differing tax rates; and (ii) the valuation allowance maintained against domestic deferred tax assets, which is included in GAAP expense but excluded from non-GAAP expense.